UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

April 2, 2007 (March 29, 2007)
Date of report (Date of earliest event reported)

Quadra Realty Trust, Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	001-33308	20-5775392
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

622 Third Avenue, 30th Floor	10017
New York, New York	(Zip Code)
(Address of Principal Executive Offices)

(212) 671-6400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing of obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On March 29, 2007, Quadra Realty Trust, Inc. (“Quadra”) and Quadra QRS, LLC (“QRS”), a wholly owned subsidiary of Quadra entered into a repurchase agreement (the “Warehouse Facility”) with Wachovia Bank, National Association (“Wachovia”).

Subject to the terms and conditions thereof, the Warehouse Facility provides Quadra and QRS funding up to an aggregate of $500 million. The Warehouse Facility, under certain conditions, can be increased up to $750 million. The Warehouse Facility has an initial maturity date of March 27, 2010 and, at the request of Quadra and QRS, and subject to certain conditions, may be extended. This Warehouse Facility bears interest at spreads of 0.15% to 3.00% over a 30-day LIBOR, and, based on Quadra’s expected investment activities and subject to concentration limitations provided for in the agreement, provides for advance rates that vary from 50% to 95% based upon the collateral provided under a borrowing base calculation. Wachovia has a consent right to the inclusion of investments in the Warehouse Facility, determines periodically the market value of the investments, and has the right to require additional collateral if the estimated market value of the included investments declines.  Pursuant to the Warehouse Facility, Quadra has guaranteed the obligation of QRS to Wachovia. Neither Quadra nor QRS has any accrued interest or borrowings pursuant to the Warehouse Facility as of March 29, 2007.

The Warehouse Facility contains certain financial covenants which require the Quadra on a consolidated basis to:

  maintain minimum liquidity of at least $30 million, of which at least $15 million must consist of cash and permitted investments (as defined in the Warehouse Facility);
  maintain minimum tangible net worth (as defined in the Warehouse Facility) of not less than $300 million plus 75% of the proceeds of Quadra’s subsequent equity issuances plus 80% of consolidated net retained earnings.
  maintain the ratio of total liabilities to tangible net worth no greater than 5.0 to 1.0; and
  maintain a fixed charge coverage ratio of not less than 1.5 to 1.
The Warehouse Facility also contains covenants that restrict Quadra from making distributions in the event of default, except that Quadra may pay distributions necessary to maintain its status as a real estate investment trust (REIT).

The Warehouse Facility requires that Quadra pay down borrowings under the facility as principal payments on the loans and investments pledged to the facility are received.

Item 7.01.      Regulation FD Disclosure.

Quadra Realty Trust, Inc. is issuing on the date hereof a press release, dated April 2, 2007, relating to its entry into a a $500 million repurchase facility with Wachovia Bank, National Association as discussed in Item 2.03 above, the text of which is incorporated by reference into this “Item 7.01. Regulation FD Disclosure” and is attached hereto as Exhibit 99.1.

The information being furnished pursuant to this “Item 7.01. Regulation FD Disclosure” shall not be deemed to be “filed” for purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities of that Section, and shall not be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, regardless of any general incorporation language in such filing.  This information shall not be deemed an admission as to the materiality of such information that is required to be disclosed solely by Regulation FD.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description
10.1	Repurchase agreement, dated as of March 29, 2007, between Quadra Realty Trust, Inc., Quadra QRS, LLC and Wachovia Bank, National Association.
99.1	Press Release of Quadra Realty Trust, Inc. dated April 2, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 2, 2007

QUADRA REALTY TRUST, INC.

By:	/s/ STEVEN M. SHERWYN
Name: Steven M Sherwyn
Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Repurchase Agreement, dated as of March 29, 2007, between Quadra Realty Trust, Inc., Quadra QRS, LLC and Wachovia Bank, National Association.
99.1	Press Release of Quadra Realty Trust, Inc. dated April 2, 2007